Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Brocade Communications Systems, Inc.:

We consent to the use of our reports dated December 19, 2011, with respect to the consolidated balance sheets of Brocade Communications Systems, Inc. and subsidiaries as of October 29, 2011 and October 30, 2010, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three‑year period ended October 29, 2011, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of October 29, 2011, incorporated herein by reference.
Our report dated December 19, 2011, on the consolidated financial statements contains an explanatory paragraph which refers to accounting changes upon the adoption of new accounting standards for convertible debt instruments and revenue recognition.

/s/ KPMG LLP

Santa Clara, California
June 1, 2012